Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Net Income Per Share of $3.27; Core Operating Income Per Share was $3.17, up 16.5%; Full-Year P&C Net Premiums Written of $27.1 Billion, up 4.2%; Book Value and Tangible Book Value Per Share up 6.5% and 8.6%, Respectively, for the Year

•	Fourth quarter net income of $1,533 million and core operating income (1) of $1,489 million included a provisional tax benefit of $450 million, or $0.96 per share, related to the 2017 U.S. Tax Cuts and Jobs Act (2017 Tax Reform) and a one-time expense related to a contribution of $50 million ($32.5 million after-tax) to the Chubb Charitable Foundation to make a difference in society. Excluding these items, core operating income in the quarter was $2.28 per share.

•	Pre-tax catastrophe losses, net of reinsurance and including reinstatement premiums, were $447 million for the quarter, including $320 million for the northern California wildfires and other catastrophe losses as previously announced, $157 million for the southern California wildfires and $30 million of favorable adjustments related to catastrophe loss events in the third quarter.

•	Fourth quarter P&C combined ratio was 90.7% compared with 87.8% prior year. The fourth quarter P&C current accident year combined ratio excluding catastrophe losses was 86.4% compared with 87.4% prior year.

•	Full-year net income was $3.9 billion, or $8.19 per share, and core operating income was $3.8 billion, or $8.03 per share, including after-tax catastrophe losses of $2.2 billion, or $4.61 per share.

•	Full-year P&C combined ratio was 94.7% compared with 88.7% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 87.6% compared with 89.0% prior year. The year-over-year decline of 1.4 percentage points was driven by a decline in the expense ratio of 2.1 percentage points partially offset by an increase in the loss and loss expense ratio of 0.7 percentage points.

•	P&C current accident year underwriting income excluding catastrophe losses was $912 million for the quarter, up 10.3%, and $3,347 million for the year, up 13.7%.

•	Consolidated and P&C net premiums written were $7.1 billion and $6.5 billion, respectively, for the quarter and $29.2 billion and $27.1 billion, respectively, for the year. Excluding merger-related actions, (2) P&C net premiums written were up 3.7% for the quarter and up 6.3% for the year. Merger-related actions are now largely completed. Foreign currency movement favorably impacted premium growth in the quarter by 1.2% and had no impact on premium growth for the year.

•	The annualized ROE and core operating ROE were both 12.1% for the quarter and 7.8% for the year.

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•	Adjusted net investment income was $873 million, pre-tax, for the quarter and a record $3.5 billion, pre-tax, for the year, up 3.5% and 6.1%, respectively.

•	Operating cash flow was $1.1 billion for the quarter and $4.5 billion for the year.

•	Book value per share is up 1.5% from the prior quarter and 6.5% for the year. Tangible book value per share is up 1.2% from the prior quarter and 8.6% for the year.

•	Core operating effective tax rate for 2018 is expected to be within a range of 13% to 15%.

(1)	Effective Q4 2017, in consideration of the SEC guidance on non-GAAP financial measures, the company relabeled operating income, operating return on equity (ROE) and operating effective tax rate to “core operating income,” “core operating ROE,” and “core operating effective tax rate,” respectively. This is a change in terminology only and the method of calculation and definition of these measures is consistent with prior periods. References to core operating income mean net of tax, whether or not noted.
(2)	Merger-related actions include the cancellation of certain portfolios or lines of business that do not meet company underwriting standards, the purchase of additional reinsurance, as well as a prior year accounting policy alignment adjustment. For the year there is also a one-time unearned premium reserve (UPR) transfer in 2016.

ZURICH – January 30, 2018 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2017 of $1,533 million, or $3.27 per share, compared with net income of $1,610 million, or $3.41 per share, for the same quarter last year. Core operating income was $1,489 million, or $3.17 per share, compared with $1,283 million, or $2.72 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 90.7% for the quarter. Book value per share increased 1.5% and tangible book value per share increased 1.2% from September 30, 2017 and now stand at $110.32 and $65.87, respectively. The 2017 Tax Reform increased book value by $450 million and decreased tangible book value by $293 million, primarily due to the impact of the reduced U.S. corporate tax rate on deferred tax balances and excess foreign tax credits created by the deemed repatriation of foreign subsidiary earnings. Foreign currency movement in the quarter unfavorably impacted book value by $390 million and tangible book value by $190 million.

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Chubb Limited News Release

Chubb Limited

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net income	$1,533	$1,610	(4.8)%	$3.27	$3.41	(4.1)%
Chubb one-time integration and merger-related expenses, net of tax	57	94	(39.4)%	0.12	0.20	(40.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	41	66	(37.9)%	0.09	0.14	(35.7)%
Adjusted net realized (gains) losses, net of tax	(142)	(487)	(70.8)%	(0.31)	(1.03)	(69.9)%

Core operating income, net of tax	$1,489	$1,283	16.2%	$3.17	$2.72	16.5%

For the three months ended December 31, 2017 and 2016, the tax expenses (benefits) related to the table above were $(20) million and $(37) million, respectively, for Chubb one-time integration and merger-related expenses; $(23) million and $(22) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(20) million and $46 million, respectively, for adjusted net realized gains and losses; and $(319) million and $272 million, respectively, for core operating income.

For the year ended December 31, 2017, net income was $3,861 million, or $8.19 per share, compared with $4,135 million, or $8.87 per share, for 2016. Core operating income was $3,784 million, or $8.03 per share, compared with $4,716 million, or $10.12 per share, for 2016. The P&C combined ratio was 94.7% for the year. Book value per share increased 6.5% and tangible book value per share increased 8.6% from December 31, 2016. Book value and tangible book value were favorably impacted by net realized and unrealized gains of $742 million after-tax in the company’s investment portfolio and $103 million of after-tax realized gains in the company’s variable annuity reinsurance business. Additionally, foreign currency movement (FX) favorably impacted book value by $512 million after-tax and tangible book value by $269 million after-tax. The 2017 Tax Reform increased book value by $450 million and decreased tangible book value by $293 million as noted above.

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Chubb Limited

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net income	$3,861	$4,135	(6.6)%	$8.19	$8.87	(7.7)%
Chubb one-time integration and merger-related expenses, net of tax	217	356	(39.0)%	0.46	0.76	(39.5)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	198	244	(18.9)%	0.42	0.52	(19.2)%
Adjusted net realized (gains) losses, net of tax	(492)	(19)	NM	(1.04)	(0.03)	NM

Core operating income, net of tax	$3,784	$4,716	(19.7)%	$8.03	$10.12	(20.7)%

For the years ended December 31, 2017 and 2016, the tax expenses (benefits) related to the table above were $(93) million and $(143) million, respectively, for Chubb one-time integration and merger-related expenses; $(85) million and $(101) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $5 million and $68 million, respectively, for adjusted net realized gains and losses; and $34 million and $991 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Our fourth quarter results were highlighted by core operating income per share, up 16.5%, which was aided by a one-time benefit from tax reform, excellent ex-CAT underwriting performance from every division, a core operating ROE of 12% and improving commercial P&C pricing in a number of our businesses globally. On the other hand, the quarter was impacted by the two largest wildfires in California history. Net P&C premiums excluding merger-related actions were up 3.7% for the quarter and contributed to growth of 6.3% for the year. With merger-related underwriting actions and their impact on revenue growth largely behind us, a strong economy, both domestic and global, and positive momentum continuing to build for commercial P&C pricing in a number of classes, we are quite optimistic about our prospects for improved premium revenue growth in the year ahead.

“For the year, we produced $3.8 billion in core operating income, down 20% from what we would have earned with a normalized level of annual catastrophe losses and without the benefit from tax reform. Pre-tax, current accident year underwriting income excluding CATs was $3.3 billion, up 14%, while investment income was a record $3.5 billion, up 6%. Our published results led to a core operating ROE of nearly 8% and reasonably strong book and tangible book value per share growth of 6.5% and 8.6%, respectively.

“In the quarter, the P&C combined ratio was 90.7%, and for the year it was 94.7%, which includes $2.7 billion in net catastrophe losses. Those combined ratios, given what was likely a record or near-record year for worldwide insured natural catastrophe losses, demonstrate the quality of our underwriting and our

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balanced book of business. On a current accident year basis excluding the CATs, the combined ratio for the year was 87.6%, compared with 89% in 2016.

“In terms of the current rate environment, positive commercial P&C rate movement accelerated in the quarter month by month, with prices firming in a number of important classes, both property and casualty-related. We achieved some of the best rate change in a number of years and the positive trend has continued into January with momentum appearing to build in certain classes. Renewal retentions remained steady overall across the company and are quite good, but they varied by line of business during the quarter with some areas paying a price in terms of a modestly lower renewal retention level in order to maintain pricing discipline. The same goes with new business – some areas of our company were up while others suffered in terms of new business. These conditions, in my judgment, speak to an insurance market in transition, and rates should continue to firm as the year goes along, although not in all classes or all territories.

“Lastly, tax reform is good for our economy, and Chubb will benefit from both a lower corporate rate and additional insurance exposure growth as the economy continues to expand. We are honored to share a portion of the benefit from tax reform to make a difference in society with a contribution to the Chubb Charitable Foundation of $50 million.”

Operating highlights for the quarter ended December 31, 2017 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2017	Q4 2016	Change
P&C
Net premiums written (including favorable FX of 1.2 pts)	$6,496	$6,389	1.7%
Net premiums written – excluding merger-related actions			3.7%
Underwriting income	$623	$795	(21.7)%
Combined ratio	90.7%	87.8%
Current accident year underwriting income excluding catastrophe losses	$912	$825	10.3%
Current accident year combined ratio excluding catastrophe losses	86.4%	87.4%

Global P&C (excludes Agriculture)
Net premiums written (including favorable FX of 1.1 pts)	$6,370	$6,349	0.3%
Net premiums written – excluding merger-related actions			2.3%
Underwriting income	$433	$611	(29.4)%
Combined ratio	93.3%	90.4%
Current accident year underwriting income excluding catastrophe losses	$758	$659	14.7%
Current accident year combined ratio excluding catastrophe losses	88.2%	89.7%

North America Agricultural Insurance
Net premiums written	$126	$40	214.3%
Combined ratio	24.4%	(25.4)%
Current accident year combined ratio excluding catastrophe losses	40.0%	(10.9)%

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Chubb Limited News Release

Operating highlights for the year ended December 31, 2017 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2017	FY 2016	Change
P&C
Net premiums written	$27,103	$26,021	4.2%
Net premiums written – excluding merger-related actions			6.3%
Underwriting income	$1,430	$3,018	(52.6)%
Combined ratio	94.7%	88.7%
Current accident year underwriting income excluding catastrophe losses	$3,347	$2,943	13.7%
Current accident year combined ratio excluding catastrophe losses	87.6%	89.0%

Global P&C (excludes Agriculture)
Net premiums written	$25,587	$24,693	3.6%
Net premiums written – excluding merger-related actions			5.8%
Underwriting income	$1,038	$2,677	(61.2)%
Combined ratio	95.9%	89.5%
Current accident year underwriting income excluding catastrophe losses	$3,056	$2,655	15.1%
Current accident year combined ratio excluding catastrophe losses	88.0%	89.5%

North America Agricultural Insurance
Net premiums written	$1,516	$1,328	14.2%
Combined ratio	74.0%	74.1%
Current accident year combined ratio excluding catastrophe losses	81.5%	78.9%

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•	Net premiums earned increased 2.3% for the quarter and 1.0% for the year. Excluding merger-related actions, P&C net premiums earned increased 3.7% for the quarter and 2.9% for the year.
•	For the quarter, total pre-tax and after-tax catastrophe losses were $447 million (6.7 percentage points of the combined ratio) and $331 million, respectively, compared with $268 million (4.1 percentage points of the combined ratio) and $222 million, respectively, last year.
•	For the year, total pre-tax and after-tax catastrophe losses were $2,746 million (10.2 percentage points of the combined ratio) and $2,171 million, respectively, compared with $1,060 million (4.0 percentage points of the combined ratio) and $844 million, respectively, last year.
•	For the quarter, total pre-tax and after-tax favorable prior period development were $158 million (2.4 percentage points of the combined ratio) and $130 million, respectively, compared with $238 million (3.7 percentage points of the combined ratio) and $208 million, respectively, last year. Pre-tax favorable prior period development in the quarter included $138 million of adverse development for legacy exposures, principally asbestos.
•	For the year, total pre-tax and after-tax favorable prior period development was $829 million (3.1 percentage points of the combined ratio) and $634 million, respectively, compared with $1,135 million pre-tax (4.3 percentage points of the combined ratio) and $898 million after-tax last year.
•	Adjusted net investment income was $873 million for the quarter, up 3.5%, which exceeded prior guidance due to increased call activity in the company’s corporate bond portfolio and higher than projected private equity distributions. For the year, adjusted net investment income was a record $3.5 billion, up 6.1%.
•	Share repurchases totaled $123 million, or approximately 0.8 million shares, during the quarter and $830 million, or approximately 5.9 million shares, for the year.
•	Net loss reserves increased $1.2 billion for the year primarily due to significant catastrophe loss events in 2017.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement.

Key segment items for the quarter ended December 31, 2017 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2017	Q4 2016	Change
Total North America P&C Insurance
Net premiums written	$4,219	$4,163	1.3%
Net premiums written – excluding merger-related actions			2.6%
Combined ratio	88.0%	81.9%
Current accident year combined ratio excluding catastrophe losses	82.8%	83.9%

North America Commercial P&C Insurance
Net premiums written	$2,993	$3,083	(2.9)%
Net premiums written – excluding merger-related actions			(1.2)%
Major account retail and excess and surplus (E&S) wholesale (Major Accounts & Specialty) – excluding merger-related actions			(3.3)%
Middle market and small commercial (Commercial Insurance) – excluding merger-related actions			1.9%
Combined ratio	86.2%	84.8%
Current accident year combined ratio excluding catastrophe losses	87.3%	88.9%

North America Personal P&C Insurance
Net premiums written	$1,100	$1,040	5.8%
Combined ratio	107.5%	88.3%
Current accident year combined ratio excluding catastrophe losses	80.5%	82.9%

North America Agricultural Insurance
Net premiums written	$126	$40	214.3%
Combined ratio	24.4%	(25.4)%
Current accident year combined ratio excluding catastrophe losses	40.0%	(10.9)%

Overseas General Insurance
Net premiums written (including favorable FX of 2.7 pts)	$2,172	$2,112	2.8%
Net premiums written – excluding merger-related actions			6.5%
Combined ratio	84.3%	90.6%
Current accident year combined ratio excluding catastrophe losses	90.3%	91.2%

•	North America Agricultural Insurance: Net premiums written were $126 million in the quarter, an increase of $86 million over the prior year due to higher premium retention as a result of the year-over-year impact of the premium-sharing formulas with the U.S. government. Underwriting income in the quarter was $190 million, including a current year favorable adjustment of $110 million, principally reflecting an upward revision to the 2017 crop year margin estimate. On a comparative basis, the prior year included a favorable adjustment of $154 million.
•	Global Reinsurance: Net premiums written decreased 8.2%, or 9.3% in constant dollars, for the quarter. The combined ratio for the quarter was 110.2%, compared with 94.0%. The current accident year combined ratio excluding catastrophe losses for the quarter was 81.4%, compared with 78.8%.
•	Life Insurance: Segment income was $70 million for the quarter, compared to $60 million, including International life insurance segment income of $19 million, up $8 million. International life insurance net premiums written and deposits collected increased 25.2% in constant dollars for the quarter.

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Chubb Limited News Release

Key segment items for the year ended December 31, 2017 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2017	FY 2016	Change
Total North America P&C Insurance
Net premiums written	$18,077	$17,221	5.0%
Net premiums written – excluding merger-related actions			6.5%
Combined ratio	92.2%	86.5%
Current accident year combined ratio excluding catastrophe losses	84.9%	86.8%

North America Commercial P&C Insurance
Net premiums written	$12,028	$11,740	2.5%
Net premiums written – excluding merger-related actions			4.8%
Major accounts retail and E&S wholesale (Major Accounts & Specialty) – excluding merger-related actions			2.2%
Middle market and small commercial (Commercial Insurance) – excluding merger-related actions			8.9%
Combined ratio	91.4%	86.7%
Current accident year combined ratio excluding catastrophe losses	87.5%	89.4%

North America Personal P&C Insurance
Net premiums written	$4,533	$4,153	9.1%
Net premiums written – excluding merger-related actions			8.8%
Combined ratio	100.7%	90.0%
Current accident year combined ratio excluding catastrophe losses	78.9%	81.8%

North America Agricultural Insurance
Net premiums written	$1,516	$1,328	14.2%
Combined ratio	74.0%	74.1%
Current accident year combined ratio excluding catastrophe losses	81.5%	78.9%

Overseas General Insurance
Net premiums written	$8,341	$8,124	2.7%
Net premiums written – excluding merger-related actions			5.9%
Combined ratio	92.0%	88.5%
Current accident year combined ratio excluding catastrophe losses	91.0%	91.5%

•	North America Agricultural Insurance: Underwriting income for the year was $392 million, up 15%, compared to $341 million in the prior year.
•	Global Reinsurance: Net premiums written for the year increased 1.4%, or 2.2% in constant dollars. The combined ratio for the year was 111.2%, compared with 79.5%. The current accident year combined ratio excluding catastrophe losses for the year was 79.2%, compared with 78.6%.
•	Life Insurance: Segment income for the year was $248 million, compared to $263 million, including International life insurance segment income of $54 million, up $27 million year over year. The growth in International life insurance was more than offset by the run-off of the company’s life reinsurance business. International life insurance net premiums written and deposits collected increased 20.5% in constant dollars for the year.

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Please refer to the Chubb Limited Financial Supplement, dated December 31, 2017, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, January 31, 2018, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-427-9419 (within the United States) or 719-325-2236 (international), passcode 5252685. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Thursday, February 15, 2018, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets of $76 million in Q4 2017 and $332 million for full year 2017. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not

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be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income mean net of tax, whether or not noted. Core operating effective tax rate is a non-GAAP financial measure which provides the effective tax rate on our Core operating income.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and loss on the crop derivatives.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life gross and net premiums written and deposits collected and certain Life Insurance gross and net premiums written measures presented in this release includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Core operating return on equity (ROE) or ROE calculated using core operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Core operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written excluding merger-related actions is a non-GAAP performance measure. Since the acquisition of the Chubb Corp, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related underwriting actions, including exiting certain types of business that do not meet our underwriting standards or adhere to our risk diversification strategy. We exclude the impact of accounting policy alignment to conform the timing of premium recognition of certain Chubb Corp foreign subsidiaries to be on the same basis as Chubb Limited. We also excluded the net premiums written related to a one-time UPR transfer in 2016 that reduced premiums in the prior year. We believe that this measure is meaningful to evaluate trends in our underlying business on a comparable basis.

Tangible book value per common share, net of tax is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible

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Chubb Limited News Release

book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from core operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration and related expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees. Chubb integration and related expenses also include interest expense related to the $5.3 billion senior notes issued in November 2015 in order to finance a portion of the Chubb Corp acquisition. We exclude this pre-acquisition interest expense from core operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and is included within core operating income.

See reconciliation of Non-GAAP Financial Measures on pages 31-37 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, net investment income, and effective tax rate.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2018 performance and growth opportunities, pricing, taxes, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2017	December 31 2016
Assets
Investments	$102,444	$99,094
Cash	728	985
Insurance and reinsurance balances receivable	9,334	8,970
Reinsurance recoverable on losses and loss expenses	15,034	13,577
Goodwill and other intangible assets	22,054	22,095
Other assets	17,428	15,065

Total assets	$167,022	$159,786

Liabilities
Unpaid losses and loss expenses	$63,179	$60,540
Unearned premiums	15,216	14,779
Other liabilities	37,455	36,192

Total liabilities	$115,850	$111,511

Shareholders’ equity
Total shareholders’ equity	51,172	48,275

Total liabilities and shareholders’ equity	$167,022	$159,786

Book value per common share	$110.32	$103.60
Tangible book value per common share	$65.87	$60.64
Book value per common share excluding cumulative translation losses (1)	$112.88	$107.17
Tangible book value per common share excluding cumulative translation losses (1)	$67.84	$63.10

(1)	Cumulative translation losses were $1.2 billion in 2017 ($914 million on tangible and $273 million on intangible net assets) and $1.7 billion in 2016 ($1,147 million on tangible and $516 million on intangible net assets)

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
Gross premiums written	$8,960	$8,837	$36,376	$34,983
Net premiums written	7,051	6,938	29,244	28,145
Net premiums earned	7,218	7,059	29,034	28,749
Losses and loss expenses	4,272	3,855	18,454	16,052
Policy benefits	176	161	676	588
Policy acquisition costs	1,447	1,417	5,781	5,904
Administrative expenses (1)	737	708	2,833	3,081
Net investment income	797	744	3,125	2,865
Net realized gains (losses)	—	365	84	(145)
Interest expense	156	154	607	605
Other income (expense):
Gains (losses) from separate account assets	27	(11)	97	11
Other	40	141	303	211
Amortization of purchased intangibles	66	3	260	19
Chubb integration expenses	77	131	310	492
Income tax expense (benefit) (2)	(382)	259	(139)	815

Net income	$1,533	$1,610	$3,861	$4,135

Diluted earnings per share:
Core operating income	$3.17	$2.72	$8.03	$10.12
Net income	$3.27	$3.41	$8.19	$8.87

Weighted average diluted shares outstanding	469.5	471.6	471.2	465.9

(1) 2016 includes the one-time pension curtailment benefit of $90 million.
(2) 2017 includes the one-time tax transition benefit of $450 million related to the 2017 Tax Reform.

P&C combined ratio
Loss and loss expense ratio	61.4%	57.0%	65.8%	57.8%
Policy acquisition cost ratio	19.4%	19.8%	19.5%	20.2%
Administrative expense ratio	9.9%	11.0%	9.4%	10.7%

P&C combined ratio	90.7%	87.8%	94.7%	88.7%

P&C underwriting income	$623	$795	$1,430	$3,018

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
Gross Premiums Written
North America Commercial P&C Insurance	$4,095	$4,109	$15,760	$14,986
North America Personal P&C Insurance	1,260	1,228	5,152	4,894
North America Agricultural Insurance	276	266	2,315	2,187
Overseas General Insurance	2,639	2,542	10,142	9,935
Global Reinsurance	104	115	746	739
Life Insurance (1)	974	835	3,697	3,248

Total	$9,348	$9,095	$37,812	$35,989

Net Premiums Written
North America Commercial P&C Insurance	$2,993	$3,083	$12,028	$11,740
North America Personal P&C Insurance	1,100	1,040	4,533	4,153
North America Agricultural Insurance	126	40	1,516	1,328
Overseas General Insurance	2,172	2,112	8,341	8,124
Global Reinsurance	105	114	685	676
Life Insurance (1)	943	807	3,577	3,130

Total	$7,439	$7,196	$30,680	$29,151

Net Premiums Earned
North America Commercial P&C Insurance	$3,035	$3,087	$12,191	$12,217
North America Personal P&C Insurance	1,103	1,074	4,399	4,319
North America Agricultural Insurance	252	147	1,508	1,316
Overseas General Insurance	2,113	2,050	8,131	8,132
Global Reinsurance	162	167	704	710
Life Insurance	553	534	2,101	2,055

Total	$7,218	$7,059	$29,034	$28,749

Segment income (loss)
North America Commercial P&C Insurance	$909	$955	$3,010	$3,492
North America Personal P&C Insurance	(29)	174	177	614
North America Agricultural Insurance	189	181	386	331
Overseas General Insurance	460	330	1,216	1,497
Global Reinsurance	50	75	196	413
Life Insurance	70	60	248	263
Corporate	(311)	(166)	(759)	(370)

Total	$1,338	$1,609	$4,474	$6,240

(1)	Life Insurance gross and net premiums written includes deposits collected on universal life and investment contracts in 2017 (Q4 $388 million, full-year $1,436 million) and 2016 (Q4 $258 million, full-year $1,006 million).

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